Exhibit 10.5.2.1
MARVELL TECHNOLOGY, INC.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN
Stock Unit Election Form ([election year] Election)

Please complete and return this Stock Unit Election Form (the “Election Form”), as described below, so that is received on or before [enter date] (the “Submission Deadline”), to [name and address of head of legal] or [email] Any Election Form not received by the Submission Deadline will be void.
I understand that my Election Form will become irrevocable effective as of the Submission Deadline. An election can be revoked or changed prior to the Submission Deadline by timely submitting a new Election Form as described above. A revocation must include a simple statement that a previous Election Form is cancelled and must be acknowledged and countersigned by the Company.

I.PERSONAL INFORMATION
(Please print)

Participant Name: _______________________________ (the “Participant”)

II.STOCK UNIT DEFERRAL ELECTION
Complete this Section II if you wish to defer settlement of certain Stock Units granted to you in 2022.
[_] I elect to defer settlement of the following types of Stock Units granted to me in 2022 (Stock Units granted to you in 2022 that are of the type you select below are referred to herein as the “[year] Stock Units”) (you must select at least one in order to make a valid deferral election):
[_] Time-Based
[_] TSR-Based
I understand that I will receive payment of one hundred percent (100%) of the [year] Stock Units (to the extent vested) in whole common shares of Marvell Technology, Inc. (the “Company”) within thirty (30) days of the earliest of (the “Settlement Date”):
(i)my “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other Internal Revenue Service guidance promulgated thereunder (“Section 409A”);
(ii)a “change in control” event within the meaning of Section 409A;

(iii)my death;

(iv)my “disability” within the meaning of Section 409A; and

(v)         (please enter a date no earlier than [date]);
If the thirty (30) day period straddles two calendar years, I understand that under no circumstances will I be permitted, directly or indirectly, to designate the taxable year in which my Stock Units are settled.
Notwithstanding the foregoing, if the Settlement Date is as a result of my separation from service, as determined by the Company, other than due to my death, and I am a “specified employee” within the meaning of Section 409A at the time of such separation from service, then my Stock Units will not be settled until the date that is six months and one day following the date of separation from service, unless I die following my separation from service, in which case, my Stock Units will be settled as soon as administratively practicable following my death.

III.PARTICIPANT SIGNATURE
I agree to all of the terms and conditions of the Plan, including the right of the Board of Directors of the Company (the “Board”) or the Executive Compensation Committee of the Board (the “Administrator”) to amend or terminate the Plan at any time and for any reason. I acknowledge that I have received and read a copy of the Plan’s prospectus and that I am familiar with the terms and provisions of the Plan. I understand that the Plan is unfunded and that no assets have been segregated in a trust or otherwise set aside for the Plan’s participants.
I also understand that any election to defer the settlement of any [year] Stock Units pursuant to this Election Form will make me only a general, unsecured creditor of the Company. I also understand that any amounts deferred will be taxable as ordinary income in the year paid.
I understand on the vesting of my [year] Stock Units, I will be subject to employment taxes and that I have had the opportunity to discuss this Election Form with a tax advisor. I agree to satisfy tax withholding related to employment taxes in accordance with each Stock Unit Agreement governing my [year] Stock Units (the “Agreements”). The Company will be under no obligation to deliver any Shares subject to such award until any withholding obligations are satisfied. I also understand that, upon receipt of any deferred payouts, in addition to federal taxes, I may owe taxes both to the state where I resided at the time of making this election and, if different, to the state where I reside when I receive a deferred payout.
I also understand and acknowledge that the Administrator has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.
I also understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A as an initial election as set forth in Treasury Regulation Section 1.409A-2(a)(6) so that none of the [year] Stock Units nor any shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. I understand that I may not be able to further defer the [year] Stock Units, unless in compliance with the rules for subsequent deferrals under Section 409A and as approved by the Administrator.
I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Plan and each Agreement.
By signing this Election Form, I authorize the implementation of the above elections. I understand that elections in Sections II and III are generally irrevocable effective as of the Submission Deadline and may not be changed in the future except in accordance with the requirements of Section 409A and the procedures specified by the Administrator.

PARTICIPANT
Signed:         Date: _______________, ______

Agreed to and accepted:

COMPANY: MARVELL TECHNOLOGY, INC.

By:         Date: ________________, ______
Title: